Exhibit 99.1

iParty Corp. Receives NYSE MKT Compliance Notice with Respect to its Common Stock Price

DEDHAM, Mass.--(BUSINESS WIRE)--November 23, 2012--iParty Corp. (NYSE MKT: IPT - news), a party goods retailer, today announced that it has received a letter from the NYSE MKT (the “Exchange”) indicating that iParty is not in compliance with Section 1003(f)(v) (“low selling price”) of the NYSE MKT Company Guide (the “Company Guide”) due to its low selling price for a substantial period of time. Therefore, pursuant to Section 1003(f)(v) of the Company Guide, iParty’s continued listing is predicated on it effecting a reverse stock split of its common stock within a reasonable period of time, which the Exchange has determined to be no later than May 20, 2013. If iParty does not effect a reverse stock split prior to such time, it could become subject to delisting procedures.

As previously disclosed on November 7, 2012, iParty has formed a special committee of the independent members of the Board of Directors (the “Special Committee”) and retained Raymond James & Associates, Inc. to assist the Company in exploring a broad range of financial and strategic alternatives to enhance shareholder value. Additionally, at iParty’s 2012 Annual Meeting, the stockholders approved an amendment to iParty’s Restated Certificate of Incorporation to effect a reverse stock split, pursuant to which the existing shares of iParty’s common stock would be combined into new shares of iParty common stock at an exchange ratio ranging between one-for-five and one-for-twenty, with the exchange ratio to be determined by the Board of Directors (the “Reverse Stock Split”). With the approval of the Reverse Stock Split, the Board has the authority but not the obligation to effect the Reverse Stock Split at any time prior to the date of the 2013 Annual Meeting.

At this time, no decision has been made to engage in a financing or strategic transaction and the Special Committee has not set a definitive time table for this review process. Given the ongoing review process, the Board has made no determination to effect the Reverse Stock Split.

About iParty Corp.

Headquartered in Dedham, Massachusetts, iParty Corp. is a party goods retailer that operates 54 iParty retail stores in New England and Florida and an internet site (www.iparty.com) for costume and related goods and party planning. iParty’s aim is to make throwing a successful event both stress-free and fun. With an extensive assortment of party supplies and costumes in our stores and available at our online store, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource to help them customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues and, of course, Halloween. In addition to the extensive assortment of costume and related merchandise available through iParty’s internet site our web site focuses on increasing customer visits to our retail stores by highlighting the ever changing store product assortment for all occasions and seasons and featuring sales flyers, enter-to-win contests, monthly coupons and ideas and themes offering consumers an easy and fun approach to any party. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "plan," "outlook," and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: changes in consumer confidence and consumer spending patterns, particularly those impacting the New England region and Florida, which may result from, among other factors, rising or sustained high levels of unemployment, access to consumer credit, mortgage foreclosures, credit market turmoil, declines in the stock market, general feelings and expectations about the overall economy, and unseasonable weather; disruptions to our most important selling season, Halloween; the successful implementation of our growth, marketing and strategic strategies; our ability to access our existing credit line or to obtain additional financing, if required, on acceptable terms and conditions; rising commodity prices, especially oil and gas prices; effect of Chinese inflation on our suppliers and product pricing; our relationships with our third party suppliers; the failure of our inventory management system and our point of sale system; competition from other party supply stores and stores that merchandise and market party supplies, including big discount retailers, dollar store chains, and temporary Halloween merchandisers; risks related to e-commerce; the availability of retail store space on reasonable lease terms; and compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the NYSE MKT. For a more detailed discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, "Risk Factors" of iParty's most recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our other periodic reports filed with the SEC. iParty is providing this information as of this date, and does not undertake to update the information included in this press release, whether as a result of new information, future events or otherwise.

CONTACT:
iParty Corp.
David Robertson, 781-355-3770
Chief Financial Officer
drobertson@iparty.com